Exhibit 99.1

Press Release November 21, 2017	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Fourth Quarter 2017 Cash Dividend

FORT WAYNE, INDIANA, November 21, 2017 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors has declared a quarterly cash dividend of $0.1550 per common share.  The dividend is payable to shareholders of record at the close of business on December 31, 2017, and is payable on or about January 10, 2018.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500